Exhibit 3.22

CERTIFICATE OF FORMATION

OF

CIFC CLO WAREHOUSE FUND GP LLC

This Certificate of Formation of CIFC CLO Warehouse Fund GP LLC (the “LLC”), dated as of October 22, 2014, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C §18-101, et seq.).

FIRST:  The name of the limited liability company formed hereby is “CIFC CLO Warehouse Fund GP LLC”.

SECOND:  The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle.

THIRD:  The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

CIFC CLO Warehouse Fund GP LLC

By:	CIFC Capital PE LLC, its sole member

By:	/s/ Robert C. Milton III
Name:	Robert C. Milton III
Title:	General Counsel

[Signature Page to Certificate of Formation — CIFC CLO Warehouse Fund GP LLC]